Exhibit 3.1

INLAND REAL ESTATE INCOME TRUST, INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter (the “Charter”) of Inland Real Estate Income Trust, Inc., a Maryland corporation (the “Company”), is hereby amended to provide that, immediately upon the acceptance of these Articles of Amendment for record (the “Effective Time”) by the State Department of Assessments and Taxation of Maryland, every 2.5 shares of common stock, $.001 par value per share, of the Company which were issued and outstanding immediately prior to the Effective Time shall be changed into one issued and outstanding share of common stock, $.0025 par value per share, of the Company.

SECOND: The amendment to the Charter as set forth above has been duly approved by at least a majority of the entire Board of Directors as required by law. The amendment set forth herein is made without action by the stockholders of the Company, pursuant to Section 2-309(e) of the Maryland General Corporation Law.

THIRD: There has been no increase in the authorized shares of stock of the Company effected by the amendment to the Charter as set forth above.

FOURTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Company and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on this 16th day of January, 2018.

ATTEST:		INLAND REAL ESTATE INCOME TRUST, INC.

		By:	/s/ Mitchell A. Sabshon		(SEAL)
/s/ Cathleen M. Hrtanek			Name:	Mitchell A. Sabshon
Name: Title:	Cathleen M. Hrtanek Secretary		Title:	President and Chief Executive Officer